Exhibit 10.1

December 14, 2008

Michael N. Garin
49 Moore Road
Bronxville, New York 10708

Dear Michael:

This letter represents the agreement between CME Development Corporation (“CME” or the “Company”) and Michael N. Garin (“you”) with respect to the termination of your employment (the “Agreement”), effective as of January 1, 2009 (the “Effective Date”).  Effective as of the Effective Date, you hereby retire as the Chief Executive Officer of the Company and its parent company, Central European Media Enterprises, Ltd. (“CME Ltd.”), and resign from all positions with the Company, CME Ltd., and any subsidiaries of the Company or CME Ltd., any associated company of any of them and any joint venture in which any of the foregoing are a partner, member or shareholder (each of the foregoing, an “Affiliate”), except that you are not resigning as a director on the Board of Directors of CME Ltd. While you continue to serve as a CME Ltd. director, you shall have the title of non-executive Vice Chairman. For the period starting on the Effective Date through January 31, 2011 (the “Consulting Period”), the Company will engage you as a consultant (as discussed in Paragraph 4 below). You and the Company acknowledge and agree that the amounts owed to you as set forth below (other than the amounts provided in Paragraph 2(b) regarding your services as a director) are not contingent on your remaining on the Board of Directors of CME Ltd., and neither CME Ltd. nor any  of its directors, officers or shareholders has any obligation to continue to nominate you to serve on the Board of Directors of CME Ltd.

1.         Severance Amount.  (a)         In consideration of the mutual promises and general release set forth herein, CME will pay you severance at the rate of your annual base salary, as set forth in your Employment Agreement dated March 30, 2004, as amended on July 28, 2006 and November 15, 2007 (as amended, your “Employment Agreement”), for the period starting on the Effective Date and ending on January 31, 2010. During the period beginning on the Effective Date and ending January 31, 2010, you shall continue to be paid at your current annual rate of base salary in accordance with CME’s regular payroll practices (the “Regular Payroll Amount”) as follows:

i.
beginning on the regular payroll dates (“Regular Payroll Dates”) following January 1. 2009, you will receive your  Regular Payroll Amount on the Regular Payroll Dates that occur prior to March 15th  2009;

ii.
beginning with the first Regular Payroll Date on or after March 15th 2009, you will receive your Regular Payroll Amount, if any remains due, until you have received an amount equal to the maximum amount permitted to be paid pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) (i.e., the lesser of two times your annualized compensation or two times the Section 401(a)(17) limit); provided, however, that in no event shall payment be made to you pursuant to this clause (ii) later than December 31, 2010; and

iii.
the balance of your Regular Payroll Amount, if any remains due, will be paid to you on your Regular Payroll Dates beginning with the Regular Payroll Date that follows the date of the final payment pursuant to clause (ii);

provided, however, that because you are a “specified employee” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (“Code Section 409A”)), any portion of the aggregate Regular Payroll Amount that would be paid to you during the six-month period following January 1, 2009 that constitutes deferred compensation (within the meaning of Code Section 409A), shall be paid to you in its entirety on the earlier of (A) the first Regular Payroll Date of July 2009 or (B) your death (the applicable date, the “Permissible Payment Date”) rather than as described in subclauses (i), (ii) or (iii) above, as applicable, and any remaining amounts, if any, shall be paid to you or to your estate, as applicable, by payment of your Regular Payroll Amount on your Regular Payroll Dates beginning with the Regular Payroll Date that follows the Permissible Payment Date.  Each payment under this Agreement shall be considered a “separate payment” and not a series of payments for purposes of Code Section 409A.

From February 1, 2010 through the remainder of the Consulting Period, CME will pay you an aggregate sum of $300,000, payable in equal monthly installments in arrears.

(b)     You will also be entitled to receive the Bonus (as defined in the Employment Agreement) and Additional Bonus (as defined in the Employment Agreement) (collectively, the “Agreement Bonuses”) for fiscal years 2008 and 2009, and a pro-rated bonus for 2010 as if you had been employed through the expiration of your employment term on January 31, 2010  to the extent that any such Agreement Bonus is earned for any such calendar year under the terms of your Employment Agreement.  Any Agreement Bonus owed to you will be paid at the time that it would ordinarily be paid by the Company were you still employed with the Company, but in no event later than the end of the calendar year following the calendar year to which the Agreement Bonus relates.

(c)     With respect to the foregoing cash severance benefits, CME shall make all payments subject to applicable employee payroll withholdings and deductions and comply with all reporting requirements to the extent required by law or otherwise in accordance with its regular practices.

(d)     If you are engaged, during the Consulting Period, to render full-time services, amounts you earn from such full-time employment during the period you otherwise would have been receiving payments from the Company in accordance with this Agreement shall offset any financial obligation of the Company to you under this Agreement, and you agree to notify the Company in writing of your acceptance of any such other employment within five (5) days after accepting such other employment.

2.         Benefits.

(a)     Your health benefits shall continue for one year following the end of the Consulting Period, or until January 31, 2012, and thereafter, to the extent available, you may elect to continue the health insurance coverage that you had maintained as an employee pursuant to the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”) for up to 18 months after January 31, 2012 (or up to the maximum period allowed by law if such maximum period is less than 18 months); provided that your health insurance coverage will terminate earlier if you obtain other employment or are eligible for other group health plan coverage.  You agree to immediately notify the Company in writing of any such eligibility.  If COBRA is not available for the 18 months following January 31, 2012, the Company will continue to make your health insurance coverage available for this 18-month period, and you will reimburse the Company for 100% of the premiums that you would have paid if COBRA had been available.

(b)     During the period that you are serving as a director and/or non-executive Vice Chairman of CME Ltd., you will be entitled to be reimbursed for your travel and entertainment expenses on the same terms and conditions as other directors of CME Ltd., and you will be covered by the D&O insurance of CME Ltd. to the same extent as the other directors of CME Ltd. Except as provided in the immediately preceding sentence, during the Consulting Period, you will not be entitled to receive, and you hereby waive any and all rights to receive, any other fees, compensation, stock options or other amounts or benefits in respect of your service as a director and/or non-executive Vice Chairman of CME Ltd.

(c)     During the Consulting Period, you will be entitled to be reimbursed for any reasonable out of pocket expenses incurred in performing the Consulting Services that are authorized in advance by the Company, subject to the submission of appropriate documentation.

(d)     On and after the Effective Date, the Company will no longer provide you with an office or an assistant.

(e)      You may retain possession and ownership of the Company laptop computer, PDA and cellphone that you have been most recently using in your Company work, provided, that the Company shall cease paying for service to the laptop as of the Effective Date and the cellphone as of February 28, 2009. Prior to February 28, 2009, the Company will obtain a PAC code for you in order to allow you to retain your UK cellphone number. You shall return your laptop no later than the thirty days following the Effective Date, and the Company shall have the right to remove all Company confidential information and Company-licensed software from such laptop and will deliver the laptop to you within ten (10) days after receipt thereof by the Company. You will no longer have access to your Company email account after the Effective Date but the Company will arrange for emails to your Company email address to be forwarded to you for the period you are serving as a director of CME Ltd.

3.        Stock Options.  On the Effective Date, you will be entitled to retain fully vested non-qualified stock options to purchase 290,000 shares of Class A Common Stock of CME Ltd. (the “Existing Options”) under CME Ltd.’s 1995 Amended and Restated 2005 Stock Incentive Plan, as amended as of April 25, 2007 (the “Stock Incentive Plan”) of which (i) options to purchase 192,500 shares were already fully vested prior to the Effective Date, (ii) options to purchase 80,000 shares become fully vested on the Effective Date in accordance with the terms of the Employment Agreement, (iii) options to purchase 7,500 shares that would have vested on June 2, 2009 will instead become fully vested on the Effective Date, (iv) options to purchase 5,000 shares that would have vested on June 8, 2009 will instead become fully vested on the Effective Date, and (v) options to purchase 5,000 shares that would have vested on June 8, 2010 will instead become fully vested on the Effective Date. In addition, on or before the Effective Date, you will be granted options to purchase 30,000 shares of Class A Common Stock at the fair market value of such shares on the date of grant, which will become fully vested on or before the Effective Date, provided that on or before such vesting date you have not revoked this Agreement in accordance with Paragraph 16 of this Agreement. Except as expressly provided herein, the Option will be governed by the terms and conditions set forth in the Stock Incentive Plan and the applicable option agreement (collectively with the Existing Options, the “Options”). You will have until January 31, 2012 to exercise the Options, except that in the event that you breach the restrictive covenants described in Paragraph 6, you will have 90 days following the date that the Company gives you written notice of its determination of your breach to exercise the Options.

4.        Consultancy.  For the duration of the Consulting Period, the Company will engage you as a consultant, and you agree to consult and cooperate with, and assist the Company in any legal or business matter relating to the Company or the Affiliates, as requested by the Company, upon reasonable advance notice by the Company; provided that you shall not be required to devote more than thirty (30) hours per month to providing such services and such services need not be provided to the Company on an exclusive basis, as long as you comply with the restrictive covenants in your Employment Agreement, which are incorporated herein by reference as set forth in Paragraph 6 of this Agreement.

5.        Release.  In consideration of CME’s commitment to the various arrangements described in this Agreement, that you are not otherwise entitled to receive, you hereby generally and completely release the Company and CME Ltd., and each of their directors, officers, employees, shareholders, members, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns, from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to your signing this Agreement.  This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (2) all claims arising from or related to your Employment Agreement; (3) all claims related to your compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (4) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (5) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (6) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 and the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”).

You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under ADEA, and that the consideration given for the waiver and release in the preceding paragraph is in addition to anything of value to which you were already entitled.  You further acknowledge that you have been advised by this writing that your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement.

Notwithstanding anything to the contrary set forth in this Paragraph 5, neither you nor the Company release, waive, or discharge the other from any claims to seek to enforce this Agreement or any provision hereof, including without limitation, the obligations of the Company or you, as the case may be, under the continuing provisions of the Employment Agreement specified in Paragraph 6 of this Agreement.

6.        Continuing Obligations under Employment Agreement. It is hereby agreed that the Company’s obligations under the third and fourth sentences of Section 2 (relating to tax equalization payments), Section 11 (relating to limitations on damages), Section 12 (relating to indemnification) and Section 4 of Annex B (relating to non-disparagement) of the Employment Agreement, and your obligations under Section 7 and Annex B (relating to restrictive covenants and return of property)  and Section 11 (relating to limitations on damages) of the Employment Agreement, survive the Effective Date and termination of the Employment Agreement and are incorporated herein by reference.

7.        Additional Covenants.          (a)  You covenant and agree to cooperate with and make yourself readily available to CME or its General Counsel, as CME may reasonably request, to assist it in any matter, including but not limited to, providing information, giving truthful testimony in any litigation or potential litigation over which you may have knowledge, information or expertise.

(b)    On and after the date hereof, you agree that any communication with CME Ltd. investors, analysts or the media concerning CME Ltd. or its Affiliates or their respective shareholders, directors or employees shall be done in a manner consistent  with the guidelines set by the Company and/or CME Ltd. and their respective Boards of Directors; it being understood that the Company is developing a communications strategy regarding the transition of management that will involve a communications role for you.

8.        No Admission of Liability.  By entering into this Agreement, the Company does not admit and specifically denies, any liability or wrongdoing, and it is expressly understood and agreed that this Agreement is being entered into solely for the purposes of avoiding and amicably resolving all disputes and potential claims between you and the Company.

9.        Reemployment or Reinstatement.  You agree that the Company has no obligation, contractual or otherwise, to rehire, reemploy or recall you in the future.

10.      Entire Agreement and Severability.  You and CME agree that this Agreement may not be modified, altered or changed except by a written agreement signed by the parties hereto.  You and CME acknowledge that this constitutes the entire agreement on the matters addressed herein and except as set forth herein, supersedes all prior agreements or understandings between the parties with respect thereto, including without limitation your Employment Agreement (excluding the sections thereof incorporated by reference into this Agreement as set forth in Paragraph 6).  If the application of any provision of this Agreement, or any section, subsection, subdivision, sentence, clause, phrase, word or portion of this Agreement is held to be invalid or unenforceable, the remaining provisions shall remain in full force and effect.

11.      Choice of Law and Jurisdiction.  The governing law of this Agreement shall be the substantive and procedural law of the State of New York, without regard to conflict of law principles, and the venue of any litigation commenced hereunder shall be New York, New York.  You hereby submit to the jurisdiction of all state courts of the State of New York and all federal courts located in the State of New York for the purposes of the enforcement of this Agreement.

12.      Notices.  Notices given under this Agreement may be given by registered or certified mail, return receipt requested, or by personal delivery.  In your case, mailed notices shall be addressed to you at the home address that you most recently communicated to the Company in writing with a copy to Daniel M. Wasser, Esq., Franklin, Weinrib, Rudell & Vassallo, P.C., 488 Madison Avenue, New York, New York 10022.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.  A mailed notice shall be deemed given two (2) business days after mailing.

13.      Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

14.      No Assignment.  This Agreement may not be assigned or encumbered in any way by you, except that in the event of your death during the Consulting Period, amounts otherwise payable to you under this Agreement will be paid to your estate.  The Company may assign this Agreement to any successor (whether by merger, consolidation, or purchase of the Company’s stock) to all or a controlling interest in the Company’s business, provided that such successor assumes in writing the Company’s obligations under this Agreement, in which case this Agreement shall be binding upon and inure to the benefit of such successors and assigns.

15.      Section 409A.  The terms herein are intended, and shall be interpreted, to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).   Nothing herein requires the Company to satisfy your obligation to pay (or requires the Company to indemnify you with respect to) all required taxes on any amounts and benefits provided hereunder, including any taxes imposed under Section 409A.

16.      Acknowledgment.  You acknowledge that you have carefully read this Agreement and understand all of its terms including the full and final release of claims set forth above.  You further acknowledge that you had adequate time to consider the terms of this Agreement and knowingly and voluntarily entered into it; that you have not relied upon any representation or statement, written or oral, not set forth in this Agreement; that the only consideration for signing this Agreement is as set forth herein; that the consideration received for executing this Agreement is greater than that to which you may otherwise be entitled; and that this document gives you the opportunity and advises you that you should consult with your attorney and have this Agreement reviewed by your attorney and tax advisor prior to signing it (and you acknowledge that you have done so).  You further acknowledge that you had 21 days from your receipt of this Agreement to consider this Agreement before executing and delivering this agreement.  You also acknowledge that you have seven days after signing this Agreement to revoke it in writing.  Accordingly, no payments required under this Agreement shall be made until the seven (7) days following your execution of this Agreement has expired and you have not revoked this Agreement during that period, so that the Release described in Paragraph 4 of this Agreement has become effective.  You acknowledge that revocation of this Agreement does not reinstate you as Chief Executive Officer of the Company.  The offer set forth in this Agreement expires 21 days after a draft of the Agreement is delivered to you.

Please indicate your acceptance of the terms of this Agreement by signing your name in the space provided below.

CME Development Corporation

/s/ Herb Granath
By: Herb Granath
Title: Director

ACCEPTED AND AGREED:

/s/ Michael N. Garin
Michael N. Garin
Dated: December 14, 2008